EXHIBIT 5.1

January 20, 2010

Imperial Capital Group, Inc.

2000 Avenue of the Stars

9 th Floor, South Tower

Los Angeles, CA 90067

Re:	Form S-1 Registration Statement

Registration No. 333-162614

Gentlemen and Ladies:

We have acted as counsel to Imperial Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (Registration No. 333-162614) originally filed on October 21, 2009 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended (the “Registration Statement”), relating to the proposed issuance by the Company of up to 7,666,666 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”) to be sold to the Underwriters named in the Registration Statement pursuant to the Underwriting Agreement substantially in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for rendering this opinion, including the following documents:

(1)	the Registration Statement;

(2)	the form of Underwriting Agreement;

(3)	the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, forms of which are filed as Exhibits 3.1 and 3.2, respectively, to the Registration Statement;

(4)	the form of the Contribution Agreement, by and among the members of Imperial Capital Group, LLC and ICGI Holdings, LLC (the “Contribution Agreement”);

(5)	the form of the Exchange Agreement, by and among the Company, ICGI Holdings, LLC and Imperial Capital Group, L.P. (the “Exchange Agreement”); and

(6)	the form of the Tax Receivable Agreement, by and among Imperial Capital Group, Inc., ICGI Holdings, LLC and members of ICGI Holdings, LLC (collectively with the Contribution Agreement and the Exchange Agreement, the “Reorganization Agreements”).

As to the facts on which this opinion is based, we have relied upon certificates of public officials, certificates and written statements (including representations in the Underwriting Agreement and the Reorganization Agreements) of officers and representatives of the Company, and the due performance by the parties of their respective obligations set forth in the Underwriting Agreement and the Reorganization Agreements.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as copies, the legal capacity of natural persons who are signatories to the documents examined by us, and the legal power and authority of all persons signing on behalf of parties (other than the Company) to all documents. In rendering the opinion set forth below, we have also assumed that the reorganization and the other transactions contemplated by the Reorganization Agreements and described in the Registration Statement under the caption “The Reorganization Transactions and Our Organizational Structure” will have been consummated.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that when (i) the Registration Statement has been declared effective by the Commission; (ii) the Underwriting Agreement has been duly executed and delivered by the parties thereto; and (iii) the Shares are issued and delivered against receipt by the Company of payment therefor at a price per Share not less than the per share par value of the Company’s Common Stock as contemplated by the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law). We are not members of the bar of the State of Delaware, nor do we purport to be experts in the laws of the State of Delaware.

This opinion letter has been prepared for your use solely in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP